Exhibit 5.1

RICHARDSON & PATEL
10900 Wilshire Blvd.
Suite 500
Los Angeles, California 90024
Telephone (310) 208-1183
Facsimile (310) 208-1154

August 3, 2007

uKarma Corporation
520 Broadway, Suite 350
Santa Monica, California 90401

Re:   Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel to uKarma Corporation, a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “Commission”) on Form SB-2 of 20,342,063 shares of the Company’s common stock, par value $0.001 (the “Shares”), 7,142,857 of which will be issued by the Company in this offering, 7,292,206 of which have been issued to certain selling stockholders and 5,907,000 shares of which may be issued to certain selling stockholders upon the exercise of certain warrants. In connection with this registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and the issuance (or proposed issuance) of the Shares, the Company’s Certificate of Incorporation and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to render the following opinion.

Based upon that review, it is our opinion that the Shares now issued are legally issued, fully paid and non-assessable and the Shares to be issued in this offering as well as the Shares that may be issued upon the exercise of the warrants, will be legally issued, fully paid, and non-assessable under Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and all reported judicial decisions interpreting those laws.

We hereby consent to the use of this opinion in the registration statement filed with the Commission in connection with the registration of the Shares and to reference to our firm under the heading “Legal Matters” in the registration statement and the prospectus included therein.

/s/ RICHARDSON & PATEL LLP